Exhibit 10.1

INVESTMENT AGREEMENT

Between

CORAUTUS GENETICS INC.

and

BOSTON SCIENTIFIC CORPORATION

Dated as of July 30, 2003

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

SECTION 4.01. Organization and Authority of the Investor	16
SECTION 4.02. No Conflict	16
SECTION 4.03. Governmental Consents and Approvals	16
SECTION 4.04. Brokers	16
SECTION 4.05. Investment Intent	16
SECTION 4.06. Legends	17

ARTICLE V

COVENANTS AND AGREEMENTS

SECTION 5.01. Conduct of Business	17
SECTION 5.02. Governmental Proceedings	17
SECTION 5.03. Listing	17
SECTION 5.04. Insurance	17

ARTICLE VI

USE OF PROCEEDS

SECTION 6.01. CSEMC License	18

ARTICLE VII

CONDITIONS PRECEDENT

SECTION 7.01. Conditions to the Investor’s Obligations	18
SECTION 7.02. Conditions to the Company’s Obligations	19

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01. Survival of Representations, Warranties and Indemnities	19
SECTION 8.02. Indemnification by the Company	20
SECTION 8.03. Indemnification by the Investor	20
SECTION 8.04. Treatment for Tax Purposes	20
SECTION 8.05. Limitations on Indemnification	20

EXHIBITS AND SCHEDULES

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Loan Agreement
Exhibit C	Form of Patent Sublicense Agreement
Exhibit D	Form of Development Agreement
Exhibit E	Form of Distribution Agreement
Exhibit F	Form of Certificate of Designation
Exhibit G	Form of Opinion of Counsel to the Company

Disclosure Schedule

                   INVESTMENT AGREEMENT, dated as of July 30, 2003 (the “Signing Date”), between CORAUTUS GENETICS INC., a Delaware corporation (the “Company”), and BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (the “Investor”, each a “Party” and together with the Company, the “Parties”).

                   WHEREAS, the Investor is engaged in the business of developing, manufacturing and marketing, among other things, biomedical technology used to treat cardiac and vascular disease;

                   WHEREAS, the Company wishes to pursue the development and distribution of drugs or products that use VEGF-2 for the treatment of the heart or peripheral vascular system (the “Products”);

                   WHEREAS, the Investor is willing to subscribe for capital stock of the Company to provide funding to the Company for purposes of such development and to acquire an ownership interest in the Company;

                   WHEREAS, on the Closing Date, the Parties are entering into an Investor Rights Agreement, substantially in the form of Exhibit A, to provide, among other things, for certain rights of the Investor in connection with its interest in the Company (the “Investor Rights Agreement”);

                   WHEREAS, the Investor is willing to provide additional funding to the Company to develop the Products by extending credit to the Company, upon the terms and subject to the conditions set forth in the Loan Agreement, substantially in the form of Exhibit B, to be entered into by the Company and the Investor on the Closing Date (the “Loan Agreement”);

                   WHEREAS, the willingness of the Investor to make an equity investment in the Company is premised upon, among other matters, an agreement by the Company to grant, or to cause its wholly-owned subsidiary VGI to grant, to the Investor an exclusive sublicense under U.S. Patent No. 6,121,246, among other matters, in accordance with and pursuant to the Company’s rights under the license agreement between Caritas St. Elizabeth’s Medical Center of Boston, Inc., formerly St. Elizabeth’s Medical Center of Boston, Inc. (“CSEMC”), and VGI, dated as of February 10, 1999 (the “CSEMC License”), through the execution and delivery to the Investor of a sublicense agreement, substantially in the form of Exhibit C (the “Patent Sublicense Agreement”); and

                   WHEREAS, on the Closing Date, the Company and the Investor will also be entering into (i) a Development Agreement (the “Development Agreement”) substantially in the form of Exhibit D, whereby the Company and the Investor provide for, among other things, development of the Products and (ii) a Distribution Agreement (the “Distribution Agreement”) substantially in the form of Exhibit E, pursuant to which, among other things, the Investor shall be the exclusive worldwide distributor of the Products (this Agreement, the Investor Rights Agreement, the Loan Agreement, the Development Agreement, the Patent Sublicense Agreement and the Distribution Agreement are hereinafter collectively referred to as the “Transaction

Documents”), all of which are a material consideration in the willingness of the Investor to provide the funding contemplated by this Agreement;

                   NOW, THEREFORE, in consideration of the premises and the mutual representations and warranties, agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

                   SECTION 1.01. Certain Defined Terms.   For purposes of this Agreement:

                   ”Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                   ”AE” means any adverse event (within the meaning of applicable FDA regulations, and including, without limitation, any unfavorable and unintended sign (including, without limitation, an abnormal laboratory finding), exacerbation of a pre-existing condition, intercurrent illness, drug interaction, significant worsening of a disease under investigation or treatment, significant failure of expected pharmacological or biological action, or symptom or disease temporally associated with the use of a drug or other product of the Company, whether or not considered to be related to such drug or product), which event is associated with the use of such drug or product (i) in clinical investigation; or (ii) by a patient once such drug or product has been approved, whether or not such event is considered to be drug-related.

                   ”Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                   ”Agreement” or “this Agreement” means this Agreement and includes the Exhibits and the Disclosure Schedule, and all amendments hereto made in accordance with the provisions of Section 11.09.

                   ”Board of Directors” means the board of directors of the Company.

                   ”Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

                   ”Capital Lease Obligation” means any obligation owed by a Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases.

                   ”Common Stock” means the common stock of the Company, par value $0.001 per share.

                   ”Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by a Disclosing Party to a Receiving Party, irrespective of the manner in which the Disclosing Party disclosed such information to the Receiving Party, in furtherance of this Agreement, including, without limitation, substances, formulations, techniques, methodologies, equipment, data, reports, correspondence, know-how, manufacturing documentation, financial information and sources of supply.

                   ”control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

                   ”Disclosing Party” means a Party disclosing Confidential Information.

                   ”Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof and forming a part of this Agreement.

                   ”Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and Tax liens) or other encumbrance.

                   ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                   ”FDA” means the United States Food and Drug Administration.

                   ”Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                   ”Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                   ”Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

                   ”Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects: (a) is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects, liabilities (including, without limitation, contingent liabilities) or the financial condition of the Company and its Subsidiaries, taken as a whole or (b) is reasonably likely to materially adversely effect the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

                   ”Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                   ”Plan” means any (a) employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation, or which is maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (b) employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, or (c) plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA.

                   ”Receiving Party” means a Party receiving Confidential Information.

                   ”Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

                   ”Tax” or “Taxes” means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

                   ”U.S. GAAP” means United States generally accepted accounting principles applied on a consistent basis.

                   ”VEGF-2” means the Human Genome Sciences angiogenic agent licensed to and being further developed and modified by the Company, sometimes referred to as Vascular Endothelial Growth Factor 2 plasmid DNA, and any modifications or improvements thereto.

                    ”VGI” means Vascular Genetics Inc., a Delaware corporation.

                    SECTION 1.02.  Additional Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Assets”	3.12
“AMEX”	3.20
“Certificate of Designation”	2.01(a)
“Closing”	2.02(a)
“Closing Date”	2.02(a)
“Company”	Preamble
“Company Financial Statements”	3.08(b)
“Company Indemnified Party”	8.03
“Company SEC Reports”	3.08(a)
“Development Agreement”	Recitals
“Distribution Agreement”	Recitals
“Exchange Act”	3.08(a)
“Investor”	Preamble
“Investor Indemnified Party”	8.02
“Investor Rights Agreement”	Recitals
“Loan Agreement”	Recitals
“Loss”	8.02
“Material Contracts”	3.11(a)
“Notice of Disagreement”	11.11
“Parties”	Preamble
“Party”	Preamble
“Patent Sublicense Agreement”	Recitals
“Preferred Stock”	3.03
“Products”	Recitals
“Reference Statement Date”	3.08(c)
“SEC”	3.08(a)
“Securities Act”	3.08(a)
“CSEMC”	Recitals
“CSEMC License”	Recitals
“Series D Preferred Stock”	2.01(a)
“Signing Date”	Preamble
“Threshold Amount”	8.05
“Transaction Documents”	Recitals

ARTICLE II

EQUITY INVESTMENT; SUBLICENSE

                    SECTION 2.01.  Subscription for Preferred Stock; Patent Sublicense Agreement. (a) Upon the basis of the representations and warranties set forth in this Agreement and subject to the terms and conditions set forth herein, (i) the Investor agrees to subscribe for, and the

Company agrees to issue and sell to the Investor, 1,385,377 shares of Series D Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series D Preferred Stock”), having the designations, rights and preferences set forth in the Certificate of Designation attached as Exhibit F (the “Certificate of Designation”), and (ii) VGI shall execute and deliver the Patent Sublicense Agreement to the Investor.

                    (b)        Consideration. In consideration for the issuance to the Investor of the shares of Series D Preferred Stock, the Investor shall pay $9,000,000 (Nine Million Dollars), to the Company at the Closing. In consideration of the rights to be granted to Investor under the Patent Sublicense Agreement, the Investor shall pay $1,000,000 (One Million Dollars), to VGI at the Closing.

                    SECTION 2.02.  The Closing. (a) Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by Section 2.01 of this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 A.M. (New York City time) on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VII, or at such other time and place that the Company and the Investor shall agree (the “Closing Date”).

                    (b)        Closing Deliveries of the Company. At the Closing, the Company shall deliver or cause to be delivered to the Investor:

(i) the Transaction Documents, duly executed by the Company or VGI, as appropriate;

(ii) a true and complete copy, certified by the Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors evidencing its authorization of the execution and delivery of the Transaction Documents, the consummation of the transactions contemplated thereby and the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, accompanied by the certification of the Secretary of the Company as to the names and signatures of the officers of the Company authorized to sign the Transaction Documents and the other documents to be delivered thereunder;

(iii) the opinion of the Company’s outside counsel, dated as of the Closing Date, substantially in the form set forth in Exhibit G;

(iv) a copy of (A) the restated certificate of incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware, as of a date not earlier than three Business Days prior to the Closing Date and accompanied by a certificate of the Secretary of the Company, dated as of the Closing Date, stating that no amendments, other than the filing of the Certificate of Designation, have been made to such restated certificate of incorporation since such date, and (B) the by-laws of the Company, certified by the Secretary of the Company;

(v) a good standing certificate for the Company issued by the Secretary of State of the State of Delaware, dated as of a date not earlier than five (5) Business Days prior to the Closing Date;

(vi) certificates evidencing the shares of Series D Preferred Stock issued and sold by the Company to the Investor pursuant to this Agreement, duly and properly registered in the name of the Investor (or its designee);

(vii) the certificate, dated as of the Closing Date, contemplated by Section 7.01(a);

(viii) a receipt for the $9,000,000 paid by the Investor in consideration of the subscription of shares of Series D Preferred Stock; and

(ix) a receipt for the $1,000,000 paid by the Investor in consideration of the Patent Sublicense Agreement.

                    (c)        Closing Deliveries of the Investor. At the Closing Date, the Investor shall deliver or cause to be delivered to the Company:

(i) the sum of $9,000,000 and $1,000,000, by wire transfer of immediately available funds to a bank account of the Company and VGI, respectively, in the United States designated in writing by the Company not less than two (2) Business Days prior to the Closing Date;

(ii) the Transaction Documents, duly executed by the Investor;

(iii) a receipt acknowledging delivery of the certificates representing shares of Series D Preferred Stock; and

(iv) the certificate, dated the Closing Date, contemplated by Section 7.02(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

                    As an inducement to the Investor to enter into this Agreement and the other Transaction Documents, the Company hereby represents and warrants to the Investor as of the date hereof and as of the Closing Date (except for such representations and warranties as are expressly made as of another date) as follows (it being understood that for purposes of the Disclosure Schedule, matters that are disclosed in one Section of the Disclosure Schedule are considered to be disclosed in another Section of the Disclosure Schedule to the extent that the Disclosure Schedule contains cross-references that make the relevance of such information to such other Section reasonably apparent):

                    SECTION 3.01.  Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (a) materially adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents or (b) otherwise have a Material Adverse Effect. True and correct copies of the Company’s restated certificate of incorporation, and by-laws, each as amended to the date hereof, are attached hereto as Section 3.01 of the Disclosure Schedule.

                    SECTION 3.02.  Subsidiaries. (a) Other than Urogen Acquisition Corporation and VGI, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary thereof owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Neither the Company nor either of its two Subsidiaries is a member of (nor is any part of their business conducted through) any partnership nor is the Company or either Subsidiary a participant in any joint venture or similar arrangement.

                    (b)        Each of the Company’s two Subsidiaries: (i) is duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary.

                    (c)        All corporate actions taken by VGI have been duly authorized, and VGI has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or by-laws, excluding any such action that would not have a Material Adverse Effect. True and complete copies of the certificate of incorporation and by-laws, in each case as in effect on the date hereof, of VGI have been delivered by the Company to the Investor.

                    (d)        The minute books of VGI made available to the Investor are the only minute books of VGI and contain an accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent.

                    SECTION 3.03.  Capital Stock of the Company. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock of the Company (“Preferred Stock”) (of which Preferred Stock there are designated 40,000 shares of Series A Preferred Stock, 13,000 shares of Series B Preferred Stock, 17,000 shares of Series C Preferred Stock and 1,400,000 shares of Series D Preferred Stock). As of the Signing Date, (a) 9,871,685 shares of Common Stock are issued and outstanding,

(b) 2,031,178 shares of Common Stock are reserved for issuance pursuant to outstanding options granted pursuant to the Company’s 1995 Stock Plan, 1995 Directors Option Plan, 1999 Stock Plan, and 2002 Stock Plan, (c) 565,209 shares of Common Stock are reserved for issuance upon the exercise of outstanding warrants in the amounts and at the exercise prices disclosed on Section 3.03 of the Disclosure Schedule, (d) 2,000 shares of Series C Preferred Stock are issued and outstanding, and no other shares of Preferred Stock are outstanding, (e) 556,903 shares of Common Stock are reserved for issuance to the former stockholders of VGI to indemnify such stockholders against certain losses as set forth in an Agreement and Plan of Reorganization dated September 12, 2002, as amended, between the Company and VGI, (f) sufficient shares of Common Stock are reserved for issuance upon the conversion of the Series D Preferred Stock and the conversion of the notes under the Loan Agreement. No shares of capital stock of the Company are held in its treasury. All of the outstanding shares of the Company’s capital stock are duly and validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Company was issued in violation of any preemptive rights. Except as set forth in the first sentence of this Section or in Section 3.03 of the Disclosure Schedule, there are no options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The shares of Series D Preferred Stock to be issued and sold pursuant to this Agreement have been duly and validly authorized by the Company, and, at the Closing, the shares of Series D Preferred Stock will have been duly and validly issued, fully paid and non-assessable, and the issuance of such shares shall not be subject to preemptive or other similar rights. The shares of Common Stock into which the Series D Preferred Stock and notes under the Loan Agreement are convertible, if and when issued, will be duly and validly issued, fully paid and non-assessable, and the issuance of such shares shall not subject to any preemptive or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the Company’s capital stock, except as described on Section 3.03 of the Disclosure Schedule. There are no accrued and unpaid dividends on any capital stock of the Company.

                    SECTION 3.04.  Authority and Qualification of the Company. (a) The Company has all necessary corporate power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Transaction Documents, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all requisite action on the part of the Company. Each Transaction Document has been, or upon its execution shall be, duly executed and delivered by the Company, and (assuming due execution and delivery thereof by each other party thereto, if applicable) each Transaction Document constitutes, or upon its execution shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

                    (b)        All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its restated certificate of incorporation or by-laws, excluding any such action that would not have a Material Adverse Effect.

                    (c)        The minute books of the Company made available to the Investor are the only minute books of the Company and contain an accurate summary of all meetings of the Board of Directors (or committees thereof) and stockholders or actions by written consent.

                    SECTION 3.05.   No Conflict. Except as provided in Section 3.05 of the Disclosure Schedule, the execution, delivery and performance by the Company of the Transaction Documents does not (a) violate, conflict with or result in the breach of any provision of its restated certificate of incorporation or by-laws, (b) conflict with or violate any Law or Governmental Order applicable to the Company, or any of its assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the properties as assets of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of assets or properties is bound or affected, except, with respect to clause (c), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

                    SECTION 3.06.   Governmental Consents and Approvals. The execution, delivery and performance of the Transaction Documents by the Company does not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than (a) any approval of, filing with or notification to the American Stock Exchange, (b) the filing of the Certificate of Designation with the Secretary of State of Delaware, (c) such registrations, filings and authorizations as may be required under federal securities laws, and (d) the regulatory approvals contemplated by the Development Agreement and Distribution Agreement in connection with clinical trials and commercialization of the Products and the Injection Catheters (as defined in such agreements).

                    SECTION 3.07.   Absence of Certain Changes or Events; Conduct in Ordinary Course. Except as set forth in Section 3.07 of the Disclosure Schedule, since the Reference Statement Date, the business of the Company has been conducted in the ordinary course, in a manner consistent with past practices and there has been no Material Adverse Effect.

                    SECTION 3.08.   SEC Filings; Financial Statements.  (a)  The Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”). The Company heretofore has delivered to Investor, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (ii) its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2003 and (iv) all other forms, reports and other registration statements

(other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 2003 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”). As of their respective filings dates, the Company SEC Reports (x) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, and (y) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

                    (b)       Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, a Material Adverse Effect). The Company maintains systems of internal accounting controls that are, in all material respects, typical for companies of its size and in its industry and sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for its assets is compared with its existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as specifically disclosed in the notes to the Company Financial Statements, there are no material special or non-recurring items of income or expense during the periods covered by the Company Financial Statements and the balance sheets included in the Company Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets.

                    (c)        Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of March 31, 2003, including the notes thereto (the “Reference Statement Date”) or in Section 3.08(c) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice which have not had and would not reasonably be expected to have a Material Adverse Effect.

                    (d)        As of the date of this Agreement, the Company has heretofore furnished to the Investor complete and correct copies of (i) all agreements, documents and other instruments not yet filed by the Company with the SEC but that are currently in effect and that the Company expects to file with the SEC after the date of this Agreement and (ii) all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

                    SECTION 3.09.  Litigation.   Except as set forth on Section 3.09 of the Disclosure Schedule, there is no Action pending (or, to the knowledge of the Company, threatened) by or against the Company or either of its two Subsidiaries. Neither the Company nor either of its two Subsidiaries is subject to any Governmental Order (nor, to the knowledge of the Company, are there any Governmental Orders threatened to be imposed by any Governmental Authority) which has resulted or would reasonably be expected to have a Material Adverse Effect.

                    SECTION 3.10.  Compliance with Laws.   Except as set forth in Section 3.10 of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries have conducted and continue to conduct their business in all respects in accordance with all Laws and Governmental Orders applicable to the Company and such Subsidiaries, and (b) neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order.

                    SECTION 3.11.  Material Contracts.  (a)  Section 3.11(a) of the Disclosure Schedule lists each of the following contracts and agreements (including, without limitation, oral agreements) of the Company (such contracts and agreements, together with all contracts, agreements, leases and subleases concerning the use, occupancy, management or operation of any leased real property listed in Section 3.12(b) of the Disclosure Schedule being “Material Contracts”):

(i) each contract, agreement, invoice, purchase order and other arrangement for the purchase or lease of personal property, with any supplier or for the furnishing of services to the Company under the terms of which the Company (A) is likely to pay or otherwise give consideration of more than $150,000 in the aggregate during the calendar year ended December 31, 2003, or (B) is likely to pay or otherwise give consideration of more than $200,000 in the aggregate over the remaining term of such contract;

(ii) all contracts with clinical investigators or clinical sites;

(iii) all distributor, agency, sales promotion, market research and development agreements to which the Company is a party;

(iv) each contract, agreement, invoice, sales order and other arrangement, for the sale of personal property or for the furnishing of services by the Company which (A) is likely to involve consideration of more than $50,000 in the aggregate during the calendar year ended December 31, 2003, or (B) is likely to involve consideration of more than $100,000 in the aggregate over the remaining term of the contract;

(v) all contracts and agreements under which the Company has incurred, or has agreed to incur, indebtedness or Capital Lease Obligations of more than $100,000;

(vi) all contracts and agreements with any Governmental Authority;

(vii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii) all warrant agreements, and all other contracts and agreements between or among the Company and any holder of more than five percent (5%) of the Common Stock of the Company;

(ix) any agreement providing for the guarantee by the Company or either of its Subsidiaries;

(x) any licenses of intellectual property to or from any Person, except for any commercial off-the-shelf software license, label licenses, “shrink wrap” or “click through” licenses or any other similar publicly available end user license agreements; or

(xi) any agreement containing registration rights with respect to any of its securities or pursuant to which the Company may be obligated to register any securities.

                    (b)        Except as set forth in Section 3.11(b) of the Disclosure Schedule, (i) the Company is not in breach of, or default under, any Material Contract, (ii) to the knowledge of the Company no other party to any Material Contract is in breach thereof or default thereunder, and (iii) the Company has not received any notice of termination, cancellation, breach or default under any Material Contract.

                    (c)        The Company has made available to the Investor true and complete copies of all written Material Contracts.

                    SECTION 3.12.  Assets.   (a)   Except as disclosed in Section 3.12(a) of the Disclosure Schedule, the Company (directly or through its subsidiary VGI) owns, lease or has the legal right to use all the properties and assets used or intended to be used in the conduct of the business of the Company or otherwise owned, leased or used by the Company (collectively, the “Assets”).

                    (b)        Attached on Section 3.12(b) of the Disclosure Schedule is a list of all leases (other than personal property leases for which the Company is obligated to pay less than $20,000 in the calendar year ended December 31, 2003 and likely to pay less than $20,000 in each subsequent calendar year) to which the Company or either of its Subsidiaries is bound.

                    (c)        The Assets, together with the leases referred to on Section 3.12(b) of the Disclosure Schedule, constitute all the properties, assets and rights forming a part of, used or held in, and all such properties, assets and rights as are necessary in the conduct of, the business of the Company.

                    SECTION 3.13.  Brokers.  Except as provided in Section 3.13 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Company.

                    SECTION 3.14.  Employment and Benefits Matters.  (a)  None of the Plans is subject to Title IV of ERISA or Section 412 of the Code, nor does the Company or any Subsidiary contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA. The Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and has no knowledge of any material default or violation by any party to, any Plan.

                    (b)        Except as set forth on Section 3.14(b) of the Disclosure Schedule, all directors, officers, management employees, technical and professional employees and consultants of the Company are under written obligation to the Company to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company all inventions made by them within the scope of their employment during such employment and for a reasonable period (as determined by the Board of Directors in good faith) thereafter.

                    SECTION 3.15.  Insurance.  Section 3.15 of the Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years, the following information, in each case as of the date of this Agreement: (a) the names of the insurer, the principal insured and each named insured, (b) the policy number, (c) the period, scope and amount of coverage and (d) the premium charged. All material insurable risks of the Company and its Subsidiaries in respect of the businesses of each are covered by such insurance policies, and the types and amounts of coverage provided therein are usual and customary when compared to those of other companies of substantially similar size in the context of the businesses and operations in which the Company and the Subsidiaries are engaged.

                    SECTION 3.16.  Regulatory Compliance.   Each product or drug related to VEGF-2 that is tested or created by the Company is being tested or created in compliance with all material requirements of applicable Law. As of the date of this Agreement, the Company is not testing anything other than VEGF-2 or products or drugs related thereto. Except as disclosed in Section 3.16 of the Disclosure Schedule, the Company has not received any notice from the FDA or any other Governmental Authority alleging any violation by the Company of any Law relating to VEGF-2. Except as disclosed in Section 3.16 of the Disclosure Schedule, the Company has not received any written notice that the FDA or any other Governmental Authority has threatened to investigate or suspend any research activities, pre-clinical programs or clinical trials being conducted by the Company relating to VEGF-2.

                    SECTION 3.17.  Absence of Undisclosed Liabilities.   There are no liabilities of the Company or either of its Subsidiaries of any nature (whether absolute, accrued, contingent or otherwise) other than (a) those liabilities reflected or reserved against on the March 31, 2003 balance sheet that is set forth in the Company SEC Reports, including the notes thereto, (b) those liabilities set forth in Section 3.17 of the Disclosure Schedule and (c) liabilities which would not reasonably be expected to have a Material Adverse Effect.

                    SECTION 3.18.  Full Disclosure.  No representation or warranty of the Company in this Agreement, nor any statement or certificate furnished or to be furnished by the Company to the Investor pursuant to this Agreement, or in connection with the transactions contemplated thereby, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading. The Company is not aware of any facts pertaining to the Company, its Subsidiaries or their business which would reasonably be expected to materially affect adversely any of them and which have not been disclosed in this Agreement, the Disclosure Schedule or the Company Financial Statements or otherwise disclosed to the Investor by the Company in writing.

                    SECTION 3.19.   Clinical Trials; Product Data. (a)   Except as disclosed in Section 3.19 of the Disclosure Schedule, the Company has provided the Investor with all protocols for all clinical studies that the Company has sponsored with respect to VEGF-2 and has made available to the Investor all summary data material to clinical studies generated in the course of such clinical studies. The Company has notified the Investor of all AE’s, of which Company is aware, in connection with such clinical studies of VEGF-2 and has made available to the Investor the results of its investigation thereof. To the Company’s knowledge, the clinical sites and clinical investigations for VEGF-2 have abided by the protocols of all clinical sites that the Company has sponsored. To the Company’s knowledge, no participant has withdrawn from any such clinical studies of VEGF-2, and the Company has not been advised that any clinical investigation or clinical site wishes to withdraw from any such clinical study. The information provided by the Company to the Investor concerning the Products accurately reflects, in all material respects, their specifications and characteristics.

                    (b)         Except as set forth in Section 3.19 of the Disclosure Schedule, the clinical, pre-clinical, safety and other studies and tests conducted by or on behalf of or sponsored by the Company or its agents or in which the Company’s product candidates under development have participated, were and, if still pending, are, to the Company’s knowledge, being conducted in accordance with medical and scientific research procedures. The Company and, to the Company’s knowledge, its agents have operated within, and currently are in compliance with, all applicable rules, regulations and policies of the FDA and other applicable foreign authorities. Except as set forth in Section 3.19 of the Disclosure Schedule, neither the Company nor, to the Company’s knowledge, its agents have received any notices or other correspondence from the FDA, other foreign authority, or any other governmental entity requiring the termination, suspension, or modification of any clinical, pre-clinical, safety or other studies or tests.

                    SECTION 3.20.   American Stock Exchange.   Except as disclosed in Section 3.20 of the Disclosure Schedule, the Company represents that it is in compliance with all the applicable requirements of the rules and regulations of the American Stock Exchange (“AMEX”). Attached as Section 3.20 of the Disclosure Schedule are copies of all correspondence between the Company and AMEX in the last twelve months.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE INVESTOR

                    The Investor hereby represents and warrants to the Company as follows:

                    SECTION 4.01.   Organization and Authority of the Investor.  The Investor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Investor of the Transaction Documents, the performance by the Investor of its obligations thereunder and the consummation by the Investor of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Investor. Each Transaction Document has been, or upon its execution shall be, duly executed and delivered by the Investor, and (assuming due execution and delivery thereof by each other party thereto, if applicable) each Transaction Document constitutes, or upon its execution, shall constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

                    SECTION 4.02.    No Conflict.  The execution, delivery and performance by the Investor of the Transaction Documents do not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or the by-laws of the Investor, (b) conflict with or violate any Law or Governmental Order applicable to the Investor or any of its assets, properties or businesses or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Investor is a party, which, in the case of this clause (c), would adversely affect the ability of the Investor to carry out its obligations under, and to consummate the transactions contemplated by, the Transaction Documents.

                    SECTION 4.03.    Governmental Consents and Approvals.  The execution, delivery and performance by the Investor of the Transaction Documents does not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority other than the regulatory approvals contemplated by the Development Agreement and Distribution Agreement in connection with clinical trials and commercialization of the Products and the Injection Catheters (as defined in such agreements).

                    SECTION 4.04.   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Investor.

                    SECTION 4.05.   Investment Intent.  The Investor is acquiring the Series D Preferred Stock of the Company for its own account solely for the purpose of investment and not as a nominee or agent and not with a view to, or for offer or sale in connection with, any distribution thereof.

                    SECTION 4.06.   Legends.  The Investor understands that, until such time as the Series D Preferred Stock and the Common Stock into which it is convertible may be sold under an effective registration statement under the Securities Act, or an exemption under the Securities Act and applicable state securities Laws, the Series D Preferred Stock and the Common Stock into which it is convertible will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such securities):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under the securities Laws of any other jurisdiction. These securities have been acquired for investment and not with a view to, or in connection with, the distribution thereof. The securities may not be offered, sold, pledged, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act and applicable state securities Laws, unless sold pursuant to an exemption under the Securities Act and applicable state securities Laws.”

ARTICLE V

COVENANTS AND AGREEMENTS

                    SECTION 5.01.   Conduct of Business.  As and from the date hereof until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms, the Company shall refrain from taking any action that would be inconsistent with the Certificate of Designation or the Investor Rights Agreement were such agreements in effect on the date hereof.

                    SECTION 5.02.   Governmental Proceedings.  Each of the Parties shall promptly advise the other of the existence of the commencement of any Action or the existence of any Governmental Order, in each case of which such Party is or becomes aware, which Action would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of any of the transactions contemplated by this Agreement or thereby.

                    SECTION 5.03.   Listing.  The Company shall use its reasonable best efforts to obtain approval for the listing on the AMEX (or such other national securities exchange as the Common Stock may be listed) of Common Stock into which the Series D Preferred Stock and the notes issued under the Loan Agreement are convertible, and the Company shall cooperate with the Investor with respect to such listing.

                    SECTION 5.04.   Insurance.  Within 60 days after Closing, the Company shall obtain comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of ten million dollars ($10,000,000) per occurrence, naming the Investor as an additional insured and shall provide the Investor with a copy of a certificate of insurance evidencing compliance with this Section. Such certificate of insurance shall also provide the Investor with thirty (30) days’ prior written notice of cancellation, modification or termination.

ARTICLE VI

USE OF PROCEEDS

                    SECTION 6.01.   CSEMC License.  (a)  In consideration of the $1,000,000 to be paid by Investor at the Closing for the Patent Sublicense Agreement, so long as the Investor and its Sublicensees (as defined in the Patent Sublicense Agreement) remain in material compliance with the terms of the Patent Sublicense Agreement and the Sublicensees’ respective sublicense agreements, as applicable, the Company shall use its best efforts to keep the CSEMC License in full force and effect and shall apply a portion of such consideration towards such purpose as necessary or appropriate.

                    (b)         Research and Development.  The Company shall apply the $9,000,000 to be paid at Closing for the subscription of Series D Preferred Stock and all proceeds from the notes issued under the Loan Agreement, toward the performance of its obligations under the Development Agreement and the Distribution Agreement, to obtain the insurance contemplated by Section 5.04 and for general corporate purposes.

ARTICLE VII

CONDITIONS PRECEDENT

                    SECTION 7.01.   Conditions to the Investor’s Obligations.  The obligations of the Investor to consummate the transactions contemplated by Article II are subject to the satisfaction, or waiver by the Investor, on the Closing Date, of each of the following conditions:

(a) Representations and Warranties; Covenants and Agreements. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.01(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, and the Investor shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof;

(b) No Proceedings. No Governmental Order shall be in effect, and no Action shall be pending, in each case against the Company or the Investor, seeking to restrain the consummation of the transactions contemplated by the Transaction Documents;

(c) No Insolvency Event. Neither the Company nor either of its Subsidiaries has made a general assignment for the benefit of creditors, nor has any proceeding been instituted by or against the Company, the Company or any Subsidiary seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; and

(d) Consents. The Company shall have received all consents referred to in Section 3.06.

                    SECTION 7.02.    Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by Article II are subject to the satisfaction, or waiver by the Company, on the Closing Date, of each of the following conditions:

(a) Representations and Warranties; Covenants and Agreements. The representations and warranties of the Investor contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 7.02(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects, and the Company shall have received a certificate from the Investor to such effect signed by a duly authorized officer thereof; and

(b) No Proceedings. No Governmental Order shall be in effect, and no Action shall be pending, in each case against the Company or the Investor, seeking to restrain the consummation of the transactions contemplated by the Transaction Documents.

ARTICLE VIII

INDEMNIFICATION

                    SECTION 8.01.   Survival of Representations, Warranties and Indemnities.  (a)  Unless this Agreement is earlier terminated pursuant to Article IX, the representations, warranties and indemnities of the Company contained in this Agreement shall survive the Closing Date and remain in full force and effect until the second anniversary of the Closing Date; provided, however, that Sections 3.03 and 3.13 shall survive indefinitely. Neither the period of survival nor the liability of the Company with respect to its representations, warranties and indemnities shall be reduced by any investigation made at any time by or on behalf of the Investor. If written notice of a claim has been given prior to the expiration of the applicable representations, warranties and indemnities by the Investor to the Company, then the relevant representations, warranties and indemnities shall survive as to such claim, until such claim has been finally resolved.

                    (b)         Unless this Agreement is earlier terminated pursuant to Article IX, the representations, warranties and indemnities of the Investor contained in this Agreement shall survive the Closing Date and remain in full force and effect until the second anniversary thereof; provided, however, that Section 4.04 shall survive indefinitely. Neither the period of survival nor the liability of the Investor with respect to the Investor’s representations, warranties and indemnities shall be reduced by any investigation made at any time by or on behalf of the Company.

                    SECTION 8.02.   Indemnification by the Company. The Investor and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an “Investor Indemnified Party”) shall be indemnified and held harmless by the Company for and against any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from the breach of any representation or warranty, covenant or agreement made by the Company contained in this Agreement. To the extent that the undertakings of the Company set forth in this Section 8.02 may be unenforceable, the Company shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Investor Indemnified Parties.

                    SECTION 8.03.  Indemnification by the Investor. The Company and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Company Indemnified Party”) shall be indemnified and held harmless by the Investor for and against any and all Losses arising out of or resulting from the breach of any representation or warranty, covenant or agreement made by the Investor contained in this Agreement. To the extent that the Investor’s undertakings set forth in this Section 8.03 may be unenforceable, the Investor shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Company Indemnified Parties.

                    SECTION 8.04.  Treatment for Tax Purposes. To the extent permitted by Law, the Parties agree, solely for Tax purposes, to treat all payments made under this Article VIII, under any other indemnity provision contained in this Agreement, and for any misrepresentations or breach of warranties or covenants, as adjustments to the consideration paid by the Investor under Article II for all Tax purposes, except to the extent the Law of a particular jurisdiction provides otherwise.

                    SECTION 8.05.  Limitations on Indemnification. The indemnification obligations of the Company and the Investor for breach of representation or warranty pursuant to Section 8.02 and Section 8.03, respectively, shall not be effective unless the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant thereto exceeds $1,000,000 (“Threshold Amount”), at which time the indemnification obligations shall be effective as to all Losses, including the Threshold Amount; provided, however, that the Threshold Amount shall not apply to any Losses arising out of or relating to Section 3.03. The indemnification obligations of the Company and the Investor pursuant to Section 8.02 and 8.03, respectively, shall be effective only until the dollar amount paid in respect of Losses under such Section aggregates to $10,000,000 and no indemnification pursuant to such provisions shall be payable thereafter.

ARTICLE IX

TERMINATION

                    SECTION 9.01.   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a) by either the Company or the Investor if the Closing shall not have occurred by August 1, 2003; provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b) by either the Investor or the Company in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by the mutual written consent of the Company and the Investor.

                    SECTION 9.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.01, all further obligations of the Parties under this Agreement shall terminate, except for those set forth in Articles VIII, IX, X and XI (other than Section 11.01) and that nothing herein shall relieve either party from liability for any breach of this Agreement.

ARTICLE X

CONFIDENTIALITY

                    SECTION 10.01.  Confidentiality.  The Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement. The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents. Upon termination of this Agreement, or as soon as practicable following the Closing, each Party hereby shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, to destroy such

Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

                    SECTION 10.02.   Release from Restrictions.  The provisions of Section 10.01 shall not apply to any information disclosed hereunder that:

(a) is lawfully disclosed to the Receiving Party by an independent, unaffiliated third party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;

(b) becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;

(c) is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;

(d) is legally required to be disclosed to the FDA; provided, however, the Receiving Party shall continue to treat such information as confidential pursuant to Section 10.01 unless and until such information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

(e) a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 10.01; and provided further that if such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 10.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information.

                   SECTION 10.03.   Public Announcements and Publications.  Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party. The Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE XI

GENERAL PROVISIONS

                    SECTION 11.01.  Further Action.  Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

                    SECTION 11.02.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

                    SECTION 11.03.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(a)	if to the Company:

Corautus Genetics Inc.
430 Tenth Street, NW
Suite S-204
Atlanta, GA 30318
Telecopy: (404) 526-6218
Attention: Chief Executive Officer

with a copy to:

McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, GA 30308
Telecopy: (404) 527-4198
Attention: Robert E. Tritt

(b)	if to the Investor:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537
Telecopy: (508) 650 8956
Attention: General Counsel

with a copy to:

Shearman & Sterling
599 Lexington Ave.
New York, New York 10022-6069
Telecopy: (212) 848-7179
Attention: Clare O’Brien, Esq.

                    Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter.

                    SECTION 11.04.  Interpretation and Rules of Construction.  In this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have such defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its permitted successors and assigns;

(i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and

(j) all references to currency, monetary values and dollars shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

                    SECTION 11.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

                    SECTION   11.06.  Entire Agreement.  The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

                    SECTION   11.07.   Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the other Party. No assignment by either Party permitted hereunder shall relieve the applicable Party of its then-existing obligations under this Agreement.

                    SECTION   11.08.   No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

                    SECTION   11.09.   Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of the Company and the Investor.

                    SECTION   11.10.   No Waiver.  The delay or failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

                    SECTION   11.11.   Dispute Resolution.  Except to the limited extent necessary to (i) avoid expiration of a claim, (ii) comply with deadlines under applicable Law, or (iii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm, neither Party shall file an action or institute legal proceedings with respect to any dispute, controversy, or claim arising out of this Agreement or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, until:

                    (a)         the aggrieved Party has given the other Party written notice (“Notice of Disagreement”), in accordance with Section 11.03 of this Agreement, of its grievance setting forth the basis for such dispute and the remedy desired;

                    (b)         the other Party has failed to provide a prompt and effective remedy (in the view of the aggrieved Party);

                    (c)         the aggrieved Party has requested in writing senior executives for both Parties to promptly meet and discuss the matter detailed in the Notice of Disagreement in order to consider informal and amicable means of resolution; and

                    (d)         (i) the senior executives for both Parties have met at least three times and have not been able to resolve the dispute to the mutual satisfaction of the Parties or (ii) more than sixty (60) Business Days have passed since the date of the Notice of Disagreement.

                    SECTION   11.12.   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

                    SECTION   11.13.   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

                    SECTION   11.14.   Waiver of Jury Trial.  Each of the Company and the Investor hereby knowingly, voluntarily and irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any course of conduct, course of dealing or statements (whether oral or written) or actions of the Company or the Investor in the negotiation, administration, performance or enforcement thereof.

                    SECTION   11.15.   Construction; Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                    SECTION   11.16.   Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Signature Page Follows]

                    IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.

CORAUTUS GENETICS INC.

By:	/s/ RICHARD E. OTTO

	Name:	Richard E. Otto
	Title:	Chief Executive Officer

BOSTON SCIENTIFIC CORPORATION

By:	/s/ LAWRENCE C. BEST

	Name:	Lawrence C. Best
	Title:	Senior Vice President & Chief Financial Officer

Exhibit A

Form of Investor Rights Agreement

Exhibit B

Form of Loan Agreement

Exhibit C

Form of Patent Sublicense Agreement

Exhibit D

Form of Development Agreement

Exhibit E

Form of Distribution Agreement

Exhibit F

Form of Certificate of Designation

Exhibit G

Form of Opinion of Counsel to the Company